Exhibit 99.1
THIS RELEASE CONTAINS INSIDE INFORMATION
VAALCO ENERGY, INC. ANNOUNCES POSITIVE OPERATIONAL UPDATES

HOUSTON – October 7, 2026 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) (“Vaalco” or the “Company”) announced successful completion of the offshore Gabon Phase 3 drilling program, including encouraging initial well results on the ETSEM-3H well and demobilization of the rig from the SE Etame platform. Additionally, the Company provided updates on the recently commenced Baobab drilling program offshore Côte d’Ivoire.

Operational Highlights:

•Offshore Gabon, successfully drilled, completed and placed on production the ETSEM-3H development well in an attic position within the SE Etame field, with a lateral wellbore of 300 meters of net pay in high-quality Gamba reservoir sands;
oAchieved stabilized initial flow rate of approximately 2,000 gross barrels of oil per day (“BOPD”), 1,140 BOPD net to Vaalco;
oPhase 3 drilling program is now complete; and
oDrill rig (Borr Norve) has been demobilized from the field.

•Offshore Côte d’Ivoire, the Baobab Phase 5 drilling operations have begun with the batch-setting of top-holes by the operator;
oAfter the top-hole sections of all wells are drilled, the wells will then be completed and placed on production sequentially; and
oFirst producer well anticipated online near end of 2026 supporting meaningful expected production growth in 2027.

George Maxwell, Vaalco’s Chief Executive Officer, commented, “We are pleased with the results of the ETSEM-3H development well, which was landed in an attic location within the SE Etame field, and is now on production at about 2,000 gross BOPD (1,140 BOPD net to Vaalco). This represents the final well in our successful Phase 3 drilling campaign, and the drilling rig has now been demobilized from the field. In Côte d’Ivoire, following the successful re-start of the Baobab field during the second quarter, we have now commenced the Phase 5 drilling campaign with batch-setting the top-hole sections of the new wells. The current plan for the Phase 5 drilling campaign consists of four producers, three water injectors and two workovers. We expect to have the first new producer online near the end of the year, with meaningful production increases expected in 2027. Our continued success and organic project pipeline support Vaalco’s strategic focus on growing production, reserves and value for our shareholders.”

About Vaalco
Vaalco Energy Inc. is an African-focused independent energy company with a diversified portfolio of production, development and exploration assets in Gabon, Egypt, Côte d'Ivoire and Equatorial Guinea. The Company combines cash-generative production assets with development and exploration opportunities supported by existing infrastructure and established operating histories.
Since 2021, Vaalco has transformed from a single-asset producer into a multi-country African operator through disciplined acquisitions, portfolio optimization and operational delivery. Led by an experienced management team with a proven track record of value creation, Vaalco combines disciplined capital allocation, shareholder returns and a visible, self-funded pathway to significantly increase production from resources already within its portfolio.
Vaalco is headquartered in Houston and listed on the New York Stock Exchange and the Main Market of the London Stock Exchange under the symbol EGY. For further information, visit www.vaalco.com.
Vaalco’s Legal Entity Identifier (LEI) is 549300CFHFVIWB8M6T24.
For Further Information

Vaalco Energy, Inc. (General and Investor Enquiries)	+00 1 713 543 3422
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Camarco (Financial PR)
Georgia Edmonds / Rebecca Waterworth (UK)	+44 20 3757 4980
Rosie Driscoll (US)	+00 1 771 241 3164
Forward Looking Statements
Information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding future exploration and the development, growth and potential of Vaalco’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iii) expectations regarding future acquisitions, investments or divestitures; (iv) expectations of future dividends; (v) expectations of future balance sheet strength; and (vi) expectations of future equity and enterprise value.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of Vaalco; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; risks related to early production data not being indicative of long-term performance; and the risks described under the caption “Risk Factors” in Vaalco’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.
Any forward-looking statement made by Vaalco in this press release, is based only on information currently available to Vaalco and speaks only as of the date on which it is made. Except as may be required by applicable securities laws, Vaalco undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Inside Information
This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of Vaalco is Matthew Powers, Corporate Secretary of Vaalco.
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